Exhibit 10.3

ASSIGNMENT, NOVATION, AND ASSUMPTION AGREEMENT

This Assignment, Novation, and Assumption Agreement (this “Agreement”), dated as of December 16, 2015, is by and between Lucas Energy, Inc., a Nevada corporation (“Lucas”), CATI Operating, LLC, a Texas limited liability company (“CATI”), and Louise H. Rogers, an individual as her separate property (“Rogers”), each a “Party” and collectively, the “Parties”.

Recitals:

Lucas and Rogers are party to that certain Second Amended Letter Loan Agreement (as amended, modified, and supplemented to date, the “2d LLA”) and the Second Amended Promissory Note (as amended, modified, and supplemented to date, the “2d Note”), each dated on or around November 18, 2014; that certain Security Agreement dated on or around August 13, 2013 (the “Security Agreement”); and that certain Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement, and Fixture Filing, dated on or around August 13, 2013 (the “Mortgage”).  The 2d LLA, 2d Note, Security Agreement, and Mortgage are collectively referred to as the “Loan Documents.”

Lucas and Rogers are party to that certain Amendment Dated December 14, 2015, to the Second Amended Letter Loan Agreement and the Second Amended Promissory Note, Both Dated November 13, 2014, which requires, among other things, that Lucas assign all of its oil and gas properties and related rights to CATI, and that all rights and obligations of Lucas under the Loan Documents be transferred to CATI as a special purpose entity, remote from Lucas, and freeing Lucas from any obligations or rights under the Loan Documents.

The Parties desire to enter into this Agreement, to make CATI a party to the Loan Documents, for Lucas to novate and transfer to CATI all of its rights and obligations under the Loan Documents, and for Rogers to release Lucas from all of its obligations and liabilities under the Loan Documents.  This Agreement implements the transition from Lucas to CATI as party (borrower, maker, mortgagor, and obligor) under the Loan Documents.

In consideration of the mutual promises and covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.           Definitions.  Terms defined in the Loan Documents and not otherwise defined in this Agreement shall have the meanings given to them in the Definitions in the 2d LLA.

2.           Joinder.

2.1           Effective as of the date of this Agreement (the “Effective Date”), CATI (i) joins in and becomes a party (as fully as if CATI had been an original signatory to them) to the Loan Documents as the borrower, maker, obligor and mortgagor thereunder, as applicable, for all purposes of the Loan Documents, and the Loan Documents shall be construed and treated in all respects as if CATI was (and had at all times been) named in them as a party instead of Lucas and (ii) without limiting any other provision of the Loan Documents, agrees that it shall take all steps that are necessary, including, without limitation, pursuant to Section III(D) of the Security Agreement, to grant to Rogers, a perfected first priority security interest, subject to the terms of the Loan Documents and to the extent set forth in the Security Agreement and Mortgage, on all of CATI’s (formerly Lucas’) assets constituting Collateral and/or Mortgaged Property.

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2.2           CATI unconditionally assumes and shall promptly, fully, and completely keep, fulfill, observe, perform, and discharge each and every covenant and obligation that may accrue and become performable, due, or owing under the Loan Documents from and after the Effective Date, and CATI shall be bound by all of the terms and conditions of the Loan Documents in every way as if CATI were originally a party to the Loan Documents instead of Lucas.

3.           Novation and Assumption; Release. Effective as of the Effective Date:

3.1.           Novation and Assumption.  Lucas irrevocably novates and transfers to CATI all of Lucas’ rights, title, and all of Lucas’ interests and duties, liabilities, and obligations under the Loan Documents, and CATI irrevocably accepts all of those rights, titles, and interests and assumes all of those duties, liabilities, and obligations from Lucas from the Effective Date on the terms and conditions contained in this Agreement, including, without limitation, (i) any claims, liabilities, or obligations arising from any failure of Lucas to perform any of its covenants, agreements, commitments, and/or obligations to be performed prior to the date of this Agreement under the Loan Documents, and (ii) all claims or liabilities of Lucas regarding the Loan under the Loan Documents.

3.2.           CATI’s Performance Obligation.  CATI shall duly perform and discharge all of its liabilities and obligations arising out of or related to the Loan Documents as if CATI was (and had at all times been) named in them as a party instead of Lucas.

3.3.           CATI’s Release of Lucas. CATI shall assume liability for any breach, non-observance, or failure by Lucas to perform any obligations expressed to be undertaken by Lucas under the Loan Documents before the Effective Date or for which Lucas is liable, regardless of whether the breach, non-observance, or failure was known or should have been known by any of the Parties.

3.4.           Lender’s Release of Lucas.  Rogers releases and forever discharges Lucas and its officers, directors, shareholders, employees, agents, and representatives (collectively, the “Lucas Parties”), from all covenants, agreements, obligations, claims and demands of any kind, whether in law or at equity, which Rogers now has, or which any successor or assign of Rogers shall subsequently have, against any Lucas Party, arising out of or related to the Loan Documents or any officer’s certificates delivered in connection with the Loan Documents; provided, however, that this provision shall not release in any respect any liability of Lucas for breach of the representations, warranties, and covenants contained in this Agreement or in the December 2015 Amendment, and this liability shall remain and shall be a joint and several obligation of Lucas and CATI from and after the Effective Date, nor shall the release above result in the release of CATI as wholly-owned subsidiary of Lucas.

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3.5.           Rogers’ Acceptance of Novation and Assumption by CATI.  Rogers consents to the novation and assumption set forth in Section 3.1 above, and accepts the liability of CATI in place of the liability of Lucas arising out of or related to the Loan Documents and grants to CATI the same rights under or arising out of or related to the Loan Documents as were granted to Lucas in every way as if CATI was and had been a party to the Loan Documents instead of and in place of Lucas.

3.6           Cross Indemnity.  Lucas indemnifies CATI and shall hold CATI harmless for any pre-Effective Date liability, claim, action, or demand that arises from or relates to the Loan Documents, except as otherwise provided in this Agreement, and CATI indemnifies Lucas and shall hold Lucas harmless for any post-Effective Date liability, claim, action, or demand that arises from or relates to the Loan Documents.

3.7           Confirmation of Rights post-Effective Date.  Following the Effective Date, Rogers shall have no right to foreclose upon or to take any other actions whatsoever against Lucas (at the Nevada parent company level), in connection with the occurrence of an event of default, events of defaults, or other breaches or failures to comply with the terms of the Loan Documents (each a “Default”), Rogers shall refrain from taking any actions against Lucas (at the Nevada parent company level), and instead Rogers shall take any and all actions in connection with a Default or in connection with Rogers’ security interests or mortgages under the Loan Documents, solely against CATI and its assets.

4.           Mutual Representations, Covenants, and Warranties.  Each of the Parties, for themselves and for the benefit of each of the other Parties to this Agreement, represents, covenants, and warrants that:

4.1           Each Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement constitutes the legal, valid, and binding obligation of each Party enforceable against each other Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general equitable principles.

4.2           The execution and delivery by each Party and the consummation of the transactions contemplated by this Agreement do not and shall not, by the lapse of time, the giving of notice, or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, or any writ, injunction, order, judgment, or decree of any governmental authority, or any agreement, contract, or understanding to which the Party or its assets are bound or affected; and

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4.3           Any individual executing this Agreement on behalf of an entity has authority to act on behalf of the entity and has been duly and properly authorized to sign this Agreement on behalf of the entity.

6.           Further Assurances; Actions of CATI.

6.1           The Parties to this Agreement agree to execute and deliver all other instruments and documents and to take all other actions as any Party may reasonably request in connection with the transactions contemplated by this Agreement.  In particular, Rogers agrees to execute and deliver any Uniform Commercial Code amendments and releases and other collateral release documents (including, to the extent deemed necessary or required by Lucas, of the Mortgage) as may be reasonably necessary to carry out the purposes of this Agreement, and CATI agrees to execute and cooperate in the filing of any Uniform Commercial Code UCC-1 filings and any recordings of the Mortgage or of the assignment of the Mortgage, among other things.

6.2           Notwithstanding the terms of the Loan Documents, Rogers consents to and approves the adoption of, and/or filing of an amendment to, CATI’s organizational documents after the date of this Agreement in order to make CATI a bankruptcy remote entity and to further provide for CATI’s obligations and liabilities to be separate from those of Lucas.

7.           Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the Parties to this Agreement and their successors and permitted assigns.

8.           Severability.  Every provision of this Agreement is intended to be severable.  If, in any jurisdiction, any term or provision of this Agreement is determined to be invalid or unenforceable, (a) the remaining terms and provisions of this Agreement shall be unimpaired, (b) any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable the term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be reduced or modified to make it enforceable, the remaining provisions of this Agreement shall not be affected by the determination of invalidity of that provision, and all other provisions of this Agreement shall remain in full force and effect.

9.           Remedies.  The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of this Agreement would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  Therefore, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required under this Agreement, then the other Party shall have the remedy of specific performance, and this remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which that Party might be entitled.

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10.           Construction.  When used in this Agreement unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument, or statute defined or referred to in this Agreement or in any instrument or certificate delivered in connection with this Agreement means the agreement, instrument, or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments to them and instruments incorporated into them; (vi) references contained in this Agreement to Article, Section, Schedule, and Exhibit, as applicable, are references to Articles, Sections, Schedules, and Exhibits in this Agreement unless otherwise specified; (vii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (vii) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (ix) reference to a particular statute, regulation, or law means that statute, regulation, or law as amended or otherwise modified from time to time prior to the date of this Agreement; and (x) any definition of or reference to any agreement, instrument, or other document in this Agreement shall be construed as referring to the agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on the amendments, supplements, or modifications set forth in this Agreement).

11.           Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations among the Parties regarding the actual assignment of the Loan Documents from Lucas to CATI.  This Agreement does not supersede in any way the content of the Loan Documents themselves, all of which survive the execution of this Agreement.

12.           Governing Law and Jurisdiction.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas without giving effect to principles of conflicts of law under Texas law.  Each of the Parties: (a) irrevocably agrees that venue for any claim or dispute under this Agreement is proper in Montgomery County, Texas, irrevocably agrees that all claims and disputes may be heard and determined in Montgomery County, Texas, courts; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or subsequently have to the laying of venue in any proceeding brought in a Montgomery County, Texas, court.

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13.           No Presumption from Drafting.  This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement.  Accordingly, given that all Parties have had the opportunity to draft, review, and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with, or involving this Agreement.  In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is expressly waived by all Parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

14.           Review and Construction of Documents.  Each Party expressly represents and warrants to all other Parties that (a) before executing this Agreement, the Party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) the Party has relied solely and completely upon its own judgment in executing this Agreement; (c) the Party has had the opportunity to seek and has obtained the advice of its own legal, tax, and business advisors before executing this Agreement; (d) the Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

15.           Counterparts; Effect of Facsimile, Emailed, and Photocopied Signatures.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments to them, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any signed counterpart, to the extent delivered by means of a facsimile machine or attached as a .pdf, .tif, .gif, .peg or similar file to an electronic mail (including email) or as an electronic download, all of which are referred to as an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version of the Agreement or instrument delivered in person.  At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver it to all other Parties.  No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any similar defense, except to the extent the defense relates to lack of authenticity.

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Each of Lucas, CATI and Rogers, has caused this Agreement to be executed and delivered by its duly authorized director or officer as of the date first above written.

“Lucas”
LUCAS ENERGY, INC.

By:	/s/ Anthony C. Schnur	Date: December 16, 2015
Anthony C. Schnur, Chief Executive Officer

“CATI”
CATI OPERATING, LLC
By Lucas Energy, Inc., its sole Member

By:	/s/ Anthony C. Schnur	Date: December 16, 2015
Anthony C. Schnur, Chief Executive Officer

“Rogers”
LOUISE H. ROGERS

/s/Louise H. Rogers/by SEC		Date: December 16, 2015
Louise H. Rogers, as her separate property
By Sharon E. Conway as her attorney-in-fact

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